As filed with the Securities and Exchange Commission on July 20, 2015
Registration No. 333-195163

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BALTIC TRADING LIMITED
(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands	98-0637837
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

BALTIC TRADING LIMITED 2010 EQUITY INCENTIVE PLAN
(Full title of the plan)

299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Wobensmith
President
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

Deregistration of Securities

This Post-Effective Amendment No. 1 to Form S−8 (this “Amendment”) relates to the Registration Statement on Form S−8 (File No. 333-195163), filed with the Securities and Exchange Commission on April 9, 2014 (the “Registration Statement”), by Baltic Trading Limited, a Marshall Islands corporation (the “Registrant”). The Registration Statement registered the sale of 4,000,000 shares (the “Shares”) of the Registrant’s common stock, par value $0.01 per share, issuable pursuant to the Registrant’s 2010 Stock Plan.  This Amendment is being filed to deregister all unsold Shares registered pursuant to, and terminate the effectiveness of, the Registration Statement.

On April 7, 2015, the Registrant entered into an Agreement and Plan of Merger by and among the Registrant, Genco Shipping & Trading Limited (“Genco”) and Poseidon Merger Sub Limited (“Merger Sub”), dated as of April 7, 2015, as amended (the “Merger Agreement”).  Pursuant to the terms of the Merger Agreement, on July 17, 2015, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco (the “Merger”).

In connection with the consummation of the Merger, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares which remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement to remove from registration the Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 20, 2015.

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name: John C. Wobensmith
Title: President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s John C. Wobensmith
John C. Wobensmith	Director, President and Treasurer (Principal Executive Officer)	July 20, 2015

/s/ Apostolos D. Zafolias
Apostolos D. Zafolias	Director, Chief Financial Officer, Vice President and Secretary (Principal Financial and Accounting Officer)	July 20, 2015